Exhibit 3.23

Delaware
The First State
     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CHANGE OF REGISTERED AGENT OF “CADBURY ADAMS FINANCE CORPORATION”, FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF MAY, A.D. 2004, AT 3:06 O’CLOCK P.M.
     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

	/s/ Harriet Smith Windsor
	Harriet Smith Windsor, Secretary of State
3638027 8100	AUTHENTICATION:	3140392

040396254	DATE:	05-28-04

CERTIFICATE OF CHANGE OF REGISTERED AGENT
AND
REGISTERED OFFICE
*   *   *   *   *
Cadbury Adams Finance Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware
DOES HEREBY CERTIFY:
     That the registered office of the corporation in the state of Delaware is hereby changed to Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.
     That the registered agent of the corporation is hereby changed to THE CORPORATION TRUST COMPANY, the business address of which is identical to the aforementioned registered office as changed.
     That the changes in the registered office and registered agent of the corporation as set forth herein were duly authorized by resolution of the Board of Directors of the corporation.
     IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by an authorized officer, this 24th day of May, 2004.

/s/ James L. Baldwin
James L. Baldwin, Sr. Vice President & Secretary
(Title)

*  Any authorized officer or the chairman or Vice-Chairman of the Board of Directors may execute this certificate.

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:13 PM 05/27/2004
FILED 03:06 PM 05/27/2004
SRV 040396254 – 3638027 FILE